Exhibit 99.1

Contact:	Andrew Lipsman
comScore, Inc.
312-775-6510
press@comscore.com

comScore Names Michelle McKenna-Doyle to Board of Directors

Appoints Gregory Fink as CFO

RESTON, Va. – October 17, 2017 – comScore, Inc. (OTC: SCOR) today announced that Michelle McKenna-Doyle will be joining its Board as an independent director, effective immediately. Ms. McKenna-Doyle, who is currently Senior Vice President, Chief Information Officer at the National Football League (NFL), was proposed by Starboard Value LP, one of comScore’s largest shareholders, and approved by the comScore Board. The addition of Ms. McKenna-Doyle, as the remaining independent director to be appointed pursuant to the previously announced settlement with Starboard, will increase comScore’s Board of Directors to nine members.

Sue Riley, comScore’s Board Chair, said, “I am very pleased to welcome such a visionary and dynamic senior business leader as Michelle to our Board. Her extensive expertise in technology and marketing, as well as business operations and finance, make her a valuable addition to our Board. We all look forward to working with Michelle as we continue to focus on delivering additional value to comScore customers, investors and employees.”

Michelle McKenna-Doyle has served as Senior Vice President and Chief Information Officer of the NFL since September 2012. She is executive sponsor of the NFL WIN – Women’s Network, and was recently awarded a Game Changer Award by Sports Business Journal. Prior to joining the NFL, Ms. McKenna-Doyle served as Senior Vice President and Chief Information Officer at Constellation Energy Group, Inc., where she implemented major technology strategic initiatives and led the company’s integration with Exelon Corporation upon the firm’s merger. Prior to joining Constellation Energy, she was President of Vision Interactive Media Group, Inc., a global digital interactive media solutions provider. From 2007 to 2010, Ms. McKenna-Doyle served as Senior Vice President and Chief Information Officer at Universal Orlando Resort. She also previously served as Senior Vice President and Chief Information Officer at Centex Destination Properties. Ms. McKenna-Doyle had a 13-year career with the Walt Disney World Company, where she held a variety of executive positions in Resort Development, Finance, Marketing, Operations and Technology. She currently serves on the Board of Directors of RingCentral, Inc., a leading provider of global enterprise cloud communications and collaboration solutions, and previously served on the Board of Directors of Insperity, Inc., a professional employer organization. Ms. McKenna-Doyle was formerly licensed as a certified public accountant in the State of Georgia. She has been a guest on CNN, CNBC, Bloomberg TV, Morning Joe, Good Day New York and is a sought after speaker on topics of technology, operational change, and women in leadership.

Gregory Fink Appointed CFO

comScore also announced that Gregory A. Fink, Executive Vice President, Finance, has been appointed Chief Financial Officer and Treasurer, effective immediately. Interim CFO and Treasurer, David Kay, has resumed his full-time role at CrossCountry Consulting LLC, which has been providing accounting consulting services to comScore in connection with its pending restatement and audit process.

Mr. Fink is an accomplished senior finance executive with more than 25 years of experience in accounting, financial reporting, business analytics, budgeting, internal controls, and talent development. Prior to joining comScore on October 3, 2017, he served as Senior Vice President, Controller and Chief Accounting Officer at Fannie Mae, where he led a team of 600 professionals and oversaw a multi-billion dollar annual expense budget. With extensive experience in SEC reporting, Mr. Fink had responsibility for Sarbanes-Oxley compliance and Audit Committee reporting. Prior to joining Fannie Mae in 2006, he served as Vice President of Financial Reporting and Policy at MCI, Inc. and was a Senior Manager at Deloitte. Mr. Fink holds a B.S. in Business Administration with an accounting emphasis from San Diego State University and is a licensed Certified Public Accountant in Virginia.

“Greg is a proven leader with an outstanding track record of managing large finance teams,” said Gian Fulgoni, comScore’s Chief Executive Officer. “He has a wealth of experience in overseeing complex accounting matters and financial operations that will help move comScore forward. I’d like to thank Dave Kay for stepping into the CFO role on an interim basis and look forward to his continued contributions as a consultant.”

About comScore

comScore is a leading cross-platform measurement company that measures audiences, brands and consumer behavior everywhere. comScore completed its merger with Rentrak Corporation in January 2016, to create the new model for a dynamic, cross-platform world. Built on precision and innovation, comScore’s data footprint combines proprietary digital, TV and movie intelligence with vast demographic details to quantify consumers’ multiscreen behavior at massive scale. This approach helps media companies monetize their complete audiences and allows marketers to reach these audiences more effectively. With more than 3,200 clients and a global footprint in more than 75 countries, comScore is delivering the future of measurement. Shares of comScore stock are currently traded on the OTC Market (OTC: SCOR). For more information on comScore, please visit comscore.com.

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